Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-2496, No. 33-49380, No. 33-72606, No. 333-00933, No. 333-21999, No. 333-37136, No. 333-88088 and No. 333-117992) of Keithley Instruments, Inc. of our report dated December 28, 2006 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K. We also consent to the reference to us under the heading “Selected Financial Data” in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Cleveland, Ohio
December 28, 2006